Exhibit 10.21

FIRST DATA CORPORATION

SENIOR EXECUTIVE INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2014)

1. PURPOSE OF THE PLAN.  The First Data Corporation Senior Executive Incentive Plan (the “Plan”) is hereby amended and restated effective January 1, 2014 by the joint Governance, Compensation, and Nomination Committees of the Board of Directors of First Data Corporation (the “Company”) and First Data Holdings Inc.  The Plan is designed to advance the interests of the Company by encouraging the Company’s Chief Executive Officer and other senior executive officers to create growth and strong performance for the Company, and rewarding participants based on overall Company results and their contributions to these results.

2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1  “Committee” means the joint Governance, Compensation, and Nomination Committees of the Board of Directors, or any successor thereto or delegate thereof with the authority to act on behalf of the Committee with respect to this Plan.

2.2  “Incentive Award” means an incentive compensation award paid to a Participant pursuant to the Plan.

2.3  “Participant” means the Company’s Chief Executive Officer and any executive officer of the Company who reports directly to the Company’s Chief Executive Officer and who is identified as eligible to participate in this Plan for a given Plan Year by the Committee or who is hired, transferred, or promoted to an eligible position during a Plan Year and is identified as eligible to participate in the Plan by the Committee.

2.4 “ Plan Year “ means a period of one year, commencing each January 1 and ending on the following December 31, or such other twelve consecutive month period as may be established from time to time by the Company.

3.  ESTABLISHMENT OF PERFORMANCE MEASURES AND DETERMINATION OF INCENTIVE AWARDS.

3.1  The payment of Incentive Awards to Participants under the Plan shall be determined in the Committee’s sole and absolute discretion.

3.2  As soon as practicable following the end of each Plan Year, the Committee shall determine the amounts of any Incentive Awards payable under the Plan.  The Committee shall authorize the payment of Incentive Awards in accordance with the terms of the Plan.  The Committee shall have the sole and absolute discretion to determine the amount of any Incentive Award payable under the Plan or to determine that no Incentive Award shall be payable to a Participant under the Plan.  Under no circumstances shall any Incentive Award be deemed earned by or payable to a Participant under this Plan with respect to any Plan Year unless and until the Committee exercises its discretion to determine whether an Incentive Award shall be paid to each such individual Participant with respect to such Plan Year.

4.  PAYMENT OF INCENTIVE AWARDS.  Payment of Incentive Awards,  shall be made only to otherwise eligible Participants who remain employed on date the Incentive Award is paid following the applicable Plan Year. Payment of Incentive Awards, less withholding taxes and other applicable withholdings, shall be made to Participants not later than March 15 following the applicable Plan Year, provided the Committee has determined the amount and approved the payment of the Incentive Award to the Participants.  Funding of Incentive Awards under this Plan shall be out of the general assets of the Company.  Unless otherwise determined by the Committee in its discretion, Incentive Awards shall be paid in cash.

5.  ADMINISTRATION.  The Plan shall be administered by the Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions set forth herein. The Committee’s interpretation and construction of the Plan, and actions hereunder, or the amount or recipient of the payments to be made from the Plan, shall be binding and conclusive on all persons for all purposes.  In this connection, the Committee may delegate to any corporation, committee or individual, regardless of whether the individual is an employee of the Company, the duty to act for the Committee hereunder.  No officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith.  The expenses of administering the Plan shall be paid by the Company and shall not be charged against the Plan.

6.  PARTICIPATION IN THE PLAN.  Eligible executive officers of the Company may become Participants in accordance with the terms of the Plan at any time during the Plan Year.

7. TERMINATION OF EMPLOYMENT.  Unless otherwise determined by the Committee, a Participant whose employment in his current position with the Company terminates for any reason prior to the end of a Plan Year shall not be entitled to receive an Incentive Award for such Plan Year.

8.  DEFERRAL OF INCENTIVE AWARDS.  A Participant may elect to defer receipt of all or any portion of any Incentive Award made under this Plan to a future date as provided in and subject to the terms and conditions of any deferred compensation plan of the Company.

9. MISCELLANEOUS.

9.1 NONTRANSFERABILITY.  No Incentive Award payable hereunder, nor any right to receive any future Incentive Award hereunder, may be assigned, alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any Incentive Award hereunder becomes bankrupt, the Incentive Award under the Plan which would otherwise be payable with respect to such person may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such award that it deems appropriate.

9.2 CLAIM TO INCENTIVE AWARDS AND EMPLOYMENT RIGHTS.  Nothing in this Plan shall require the Company to segregate or set aside any funds or other property for purposes of paying all or any portion of an Incentive Award hereunder.  No Participant shall have any right, title or interest in or to any Incentive Award hereunder prior to the actual payment thereof, nor to any property of the Company.  Neither the adoption of the Plan nor the continued operation thereof shall confer upon any employee any right to continue in the employ of the Company or shall in any way affect the right and power of the Company to dismiss or otherwise terminate the employment of either Participant at any time for any reason, with or without cause.

9.3 INCOME TAX WITHHOLDING/RIGHTS OF OFFSET.  The Company shall have the right to deduct and withhold from all Incentive Awards all federal, state and local taxes as may be required by law.  In addition to the foregoing, the Company shall have the right to set off against the amount of any Incentive Award which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Participant to the Company or any subsidiary.

9.4 GOVERNING LAW.  All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of Delaware.

10. AMENDMENT AND TERMINATION.  The Plan may be amended or terminated at any time and for any reason by the Committee.  The Committee may, in its sole discretion, reduce or eliminate an Incentive Award to any Participant at any time and for any reason.  The Plan is specifically designed to guide the Company in granting Incentive Awards and shall not create any contractual right of any employee to any Incentive Award prior to the payment of such award.

11. EFFECTIVE DATE. The effective date of this plan is January 1, 2014.